Exhibit 5.1

Darren K. DeStefano
+1: 703 456 8034
ddestefano@cooley.com

September 8, 2020

Senseonics Holdings, Inc.

20451 Seneca Meadows Parkway

Germantown, Maryland 20876

Ladies and Gentlemen:

We have acted as counsel to Senseonics Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration for resale of up to 76,470,586 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which includes (i) 2,941,176 shares of Common Stock that are currently outstanding (the “Shares”) and (ii) 73,529,410 shares of Common Stock, which is the maximum number of shares that can be issued upon the conversion of up to $35.0 million of aggregate principal amount of Senior Secured Convertible Notes due in October 2024 (the “2024 Notes”) held by the certain persons identified in the Registration Statement as selling stockholders (the “Note Conversion Shares”). The Shares and the 2024 Notes were issued by the Company pursuant to that certain Note Purchase Agreement, dated August 9, 2020, by and among Alter Domus (US) LLC, as collateral agent, PHC Holding Company, the Company and Senseonics, Incorporated (the “Note Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus included in the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, the Note Purchase Agreement and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signature, the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and nonassessable and (ii) the Note Conversion Shares, when issued upon conversion of the 2024 Notes in accordance with the terms of the 2024 Notes, will be validly issued, fully paid and nonassessable.

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ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM

Senseonics Holdings, Inc. September 8, 2020 Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Darren K. DeStefano
Darren K. DeStefano

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM